Investor Relations Contact: Mary Magnani Lippert / Heilshorn & Associates (415) 433-3777

MAJESCO ENTERTAINMENT COMPANY ANNOUNCES FIRST QUARTER
FISCAL 2007 FINANCIAL RESULTS

EDISON, NJ, March 19, 2007 -- Majesco Entertainment Company (NASDAQ: COOL), an innovative provider of digital entertainment products and content, today announced financial results for its first quarter ended January 31, 2007.

Comparison of Three Months Ended January 31, 2007 to January 31, 2006

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Net revenues were $14.5 million for the first quarter 2007, compared to $21.6 million reported for first quarter 2006. The decrease in net revenues was primarily attributable to the company’s shift away from publishing higher priced games which required greater development and marketing resources. In the first quarter of 2006, sales of these higher priced games accounted for approximately $9.0 million.

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Net revenues for the first quarter of 2007 were comprised 47 percent from new releases, 29 percent from catalog, 20 percent from Dance Dance Revolution (DDR), and 4 percent from other digital products. Net revenues for the first quarter of 2006 were comprised 51 percent from new releases, 38 percent from catalog and 11 percent from other digital products; and DDR had not been introduced at that time.

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First quarter 2007 new release revenue consisted of 99 percent from mass market games and 1 percent from premium games, compared to 18 percent and 82 percent, for the same period last year.

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Gross margin was 31 percent for the first quarter of this year, compared to 37 percent last year.  The decline in gross margin was influenced by the lower margin DDR products.  First quarter 2006 margin’s benefited from the write-off of significant development costs in fourth quarter 2005.

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Operating loss was reduced to $182,000 for the 2007 quarter, which included stock-based compensation expense of $400,000.  This compared to an operating loss of $2.1 million for the same period one year ago, which included impairment charges of $2.4 million and  $135,000 of stock-based compensation

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Net loss for the quarter was $926,000, or $0.04 per share, compared to a net loss of $2.6 million, or $0.12 per share, for the same period last year.

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At January 31, 2007, the company had cash and cash equivalents of $3.9 million compared to cash and cash equivalents of $3.8 million on January 31, 2006.

Jesse Sutton, Majesco’s Interim Chief Executive Officer, commented, “As expected, due to our shift in strategy away from high cost premium games, the $14.5 million of net revenue we reported for the quarter were lower than 2006 first quarter net revenues of $21.6 million, which included sales of high cost premium games such as Aeon Flux, Psychonauts and Infected. Going forward, we will continue to execute on our mass market growth strategy with a focus on publishing quality, easy-to-play, affordable games that appeal to a broad audience.  Games we developed under this strategy performed well during the quarter including, Cooking Mama, Brain Boost: Beta Wave and Brain Boost Gamma Wave.  Additionally, JAWS™ Unleashed continued to achieve strong sell through, having recently achieved “Greatest Hits” designation from Sony Computer Entertainment America.”

Sutton added, “In the second quarter of 2007, we look forward to launching our first products for the Wii™ system, especially Cooking Mama: Cook Off, which builds on the success of our DS version.  Additionally, during the second quarter, we expect to launch the popular casual game Cake Mania™ on the DS.  Looking forward, we remain optimistic about the successes of both the Nintendo DS and Wii systems as their installed bases continue to grow, and we will focus the majority of our game development efforts on these platforms.”

John Gross, Chief Financial Officer, said, “During the quarter, we decreased our development and marketing costs, thereby significantly reducing our use of cash.  In particular, we reduced software development costs and license fees as a percent of net revenues to 13 percent this quarter from 19 percent in the same quarter last year. We are committed to making prudent decisions with our development dollars to produce fun, affordable games that appeal to the mass market consumer, while improving our profitability.”

Recent Business Highlights

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Gui Karyo, former President of Publishing at Marvel Entertainment, joined the senior management team as Executive Vice President of Operations.

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JAWS™ Unleashed  for the PlayStation®2 computer entertainment system became Majesco’s first title to be added to the Sony Greatest Hits lineup.

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Shipped four new titles for the Nintendo DS including Brain Boost: Beta Wave, Brain Boost: Gamma Wave, F-24 Stealth Fighter and Monster Bomber.

Announced Upcoming Titles

Cooking Mama: Cook Off:  A follow up to its award-winning Nintendo DS™ predecessor, Cooking Mama : Cook Off is an entertaining blend of mashing, slicing, chopping and stirring that turns the Wii remote into the ultimate cooking tool. (Release Date – March 2007)

Cake Mania:  Fast-paced, cake-baking fun for the Nintendo DS. The game is based on Sandlot Games’ leading online game that has been downloaded 35 million times worldwide and earned both the iParenting Media Award and the 2006 Casual Game of the Year award from Yahoo Games.  (Release Date – April 2007)

Toon-Doku:  A unique, graphical twist on the wildly popular Sudoku craze that integrates cartoon imagery into the traditional numbers based puzzle. (Release Date - April 2007)

Bust-A-Move Bash!:  Addictive, next generation bubble-bursting action from the well-known series comes to the Wii. (Release Date - April 2007)

The New York Times Crosswords:  Featuring 1,000 genuine NY Times crossword puzzles, this will be the first crossword puzzle title available for the Nintendo DS.  (Release Date - May 2007)

Nancy Drew and the Deadly Secret of Olde World Park:  The world’s most recognizable teen sleuth unravels an interactive mystery on the Nintendo DS. (Release Date – Late Summer)

Holly Hobbie & Friends:  Holly Hobbie, and her best friends Carrie and Amy, offer a wholesome, positive play experience for today’s young girls. (Release Date – Late Summer)

Outlook

The company continues to expect its 2007 net revenue to decline approximately 10  percent to 15 percent compared to fiscal 2006 net revenue of $66.7 million.  In addition, the company expects 65 percent to 70 percent of its net revenue to be generated from its new releases, 20 percent to 25 percent from its catalog sales and the balance from other digital entertainment products.

Nasdaq Compliance

On March 16, 2007, the company received notice from the Nasdaq Stock Market with respect to its failure to satisfy Nasdaq’s continued listing requirements.  To continue to trade on Nasdaq, a company must continue to satisfy one of the following three standards: (i) a minimum stockholders’ equity of $2.5 million pursuant to Marketplace Rule 4310(c)(2)(B)(i); (ii) a market value of listed securities of $35 million pursuant to Marketplace Rule 4310(c)(2)(B)(ii); or (iii) net income from continuing operations of $500,000 in the most recently completed fiscal year or in the two of the last three fiscal years pursuant to Marketplace Rule 4310(c)(2)(B)(iii).

For the ten consecutive trading days preceding the Notice Date, the market value of the company’s listed securities had been below $35 million, failing to satisfy the requirement listed in the above item (ii).  In addition, based on the information reported in the company’s Form 10-K for the fiscal year ended October 31, 2006, the company did not comply with either of the other requirements listed above.

To become compliant with the continued listing standards, during the 30 calendar days following the Notice Date (up to April 16, 2007), the company’s market value of listed securities must be $35 million or more for ten consecutive business days. If the company fails to meet this requirement or to demonstrate to Nasdaq that it complies with one of the other standards discussed above, the company will be subject to delisting.  In such case, the company may be provided with the opportunity to request a hearing before a Nasdaq Listing Qualifications Panel to appeal the NASDAQ Staff’s determination.

Conference Call

At 4:30 PM EST today, management will host an earnings conference call.  To access the call in the U.S., please dial 866-713-8563.  For international callers, please dial 617-597-5311 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the Internet and available for replay for 90 days from the "Investor Info" section of the company's website at http://www.majescoentertainment.com/. In addition, a replay of the call will be available via telephone for two business days, beginning two hours after the call. To listen to the telephone replay in the U.S., please dial 888-286-8010 and for international callers, dial 617-801-6888. Enter access code 90071228.

About Majesco Entertainment Company

Headquartered in Edison, NJ, with an international office based in Bristol, UK, Majesco Entertainment Company (NASDAQ: COOL) is an innovative provider of digital entertainment products and content, with a focus on publishing video games for leading portable systems and the Wii™ console.  Current product line highlights include Cake Mania™ for the Nintendo DS™, Cooking Mama: Cook Off  for the Wii™ console and JAWS™ Unleashed. More information about Majesco can be found online at www.majescoentertainment.com.

Safe Harbor

Some statements set forth in this release, including the estimates under the headings "Outlook" contain forward-looking statements that are subject to change. Statements including words such as "anticipate", "believe", "estimate" or "expect" and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause our results to differ materially from our expectations include the following: consumer demand for our products, and the availability of an adequate supply of, current-generation and next-generation gaming hardware, including but not limited to Nintendo’s DS and Wii(TM) platforms; our ability to predict consumer preferences among competing hardware platforms; consumer spending trends; the seasonal and cyclical nature of the interactive game segment; timely development and release of our products; competition in the interactive entertainment industry; developments in the law regarding protection of our products; our ability to secure licenses to valuable entertainment properties on favorable terms; our ability to manage expenses; our ability to attract and retain key personnel; adoption of new accounting regulations and standards; adverse changes in the securities markets; our ability to comply with continued listing requirements of the Nasdaq stock exchange; the availability of and costs associated with sources of liquidity; and other factors described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended October 31, 2006. We do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands, except share amounts)

	January 31, 2007	October 31, 2006
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$3,916	$3,794
Due from factor	1,088	1,189
Accounts and other receivables	1,489	3,103
Inventory — principally finished goods	3,287	2,438
Capitalized software development costs and prepaid license fees	1,360	1,489
Prepaid expenses	637	2,226
Total current assets	11,777	14,239
Property and equipment — net	695	701
Other assets	71	71
Total assets	$12,543	$15,011
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$10,443	$10,911
Inventory financing payable	579	1,390
Advances from customers	320	961
Total current liabilities	11,342	13,262

Stockholders' equity:
Common stock — $.001 par value; 250,000,000 shares authorized; 23,982,791 and 23,427,462 issued and outstanding at January 31, 2007 and October 31, 2006, respectively	24	23
Additional paid in capital	94,928	94,529
Accumulated deficit	(93,680)	(92,754)
Accumulated other comprehensive loss	(71)	(49)
Total stockholders' equity	1,201	1,749
Total liabilities and stockholders' equity	$12,543	$15,011

MAJESCO ENTERTAINMENT COMPANY AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share amounts)

	Three Months Ended January 31,
	2007	2006
	(Unaudited)
Net revenues	$14,495	$21,638
Cost of sales
Product costs	8,177	9,553
Software development costs and license fees	1,815	4,119
	9,992	13,672
Gross profit	4,503	7,966
Operating expenses
Research and development	608	768
Selling and marketing	1,731	4,456
General and administrative	2,273	2,374
Loss on impairment of software development costs	—	2,375
Depreciation and amortization	73	135
	4,685	10,108
Operating loss	(182)	(2,142)
Other costs and expenses
Interest expense and financing costs, net	744	445
Loss before income taxes	(926)	(2,587)
Benefit for income taxes	—	—
Net loss	$(926)	$(2,587)
Net loss per share:
Basic and diluted	$(0.04)	$(0.12)
Weighted average shares outstanding
Basic and diluted	23,627,419	22,257,631